Exhibit 10.1

2020 Stock Option and Performance Incentive Plan
Restricted Share Unit Award Agreement

By accepting this Restricted Share Unit award in respect of 374,376 shares of common stock, par value $0.50 per share (“Common Stock”), of Bath & Body Works, Inc. (the “Company”), the Participant agrees to the terms and conditions of this Restricted Share Unit Award Agreement (this “Agreement”) and the terms of the Company’s 2020 Stock Option and Performance Incentive Plan (the “Plan”). The “Restricted Period” means the period beginning on March 10, 2022 (the “Grant Date”) and ending on March 10, 2025. Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Plan.

(1)	VESTING.

Restricted Share Units will vest in installments over three years on the dates outlined below (each, a “Vesting Date”), provided that the Participant continues to serve the Company either in her current capacity as Executive Chair of the Board, as Interim Chief Executive Officer of the Company (with service in such position to commence on May 12, 2022) or as a non-employee director of the Board (“Service”) through each such date.

33% of Restricted Share Units awarded vest on the 1st anniversary of the Grant Date
33% of Restricted Share Units awarded vest on the 2nd anniversary of the Grant Date
34% of Restricted Share Units awarded vest on the 3rd anniversary of the Grant Date

(2)	RESTRICTIONS. None of the Restricted Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of (other than in connection with a forfeiture under Section (5)) unless and until the Participant becomes the holder of record of the shares of Common Stock issuable hereunder and subject to the satisfaction of all conditions specified in this Agreement.

(3)	RECORDING OF AWARD. The Company shall cause the Restricted Share Unit award to be appropriately recorded as of the Grant Date.

(4)	RIGHTS OF PARTICIPANT. Prior to a Settlement Date (as defined below), the Participant shall not have the right to vote the shares of Common Stock underlying the Restricted Share Units or to receive ordinary dividends or dividend equivalent rights arising from ordinary dividends with respect thereto.

(5)	FORFEITURES.

(a)	Except as noted in this Section (5) or Section (7), Restricted Share Units granted to the Participant pursuant to this Agreement with respect to which the vesting restrictions under this Agreement have not lapsed shall be forfeited if the Participant’s Service is terminated prior to a Vesting Date. Any change in the Participant’s designated positions with the Company, including the Board, whether or not contemplated by Section (1) hereof, shall not interrupt her Service or be considered a termination of Service for purposes of the Restricted Share Units. Upon such forfeiture, such Restricted Share Units shall be cancelled for no consideration.

(b)	Upon the Participant’s involuntary termination of Service (as defined below) or termination of Service due to the Participant’s death or Disability (as defined below and determined by the Board), any conditions applicable to the Restricted Share Units, including the Service conditions, shall lapse and be deemed to have been satisfied in full, and the Restricted Period shall be deemed to have expired. For purposes of this Agreement, (i) an “involuntary termination of Service” is a termination of the Participant’s Service other than as a result of (A) the Participant’s voluntary resignation from the Board or the Participant’s voluntary determination not to stand for reelection to the Board at an annual meeting of the stockholders of the Company held during the Restricted Period at which directors are elected, for the avoidance of doubt, in each case not at the request of the Company or (B) termination of the Participant’s Service on the Board by the Company for Cause (as determined by the Board in its sole discretion), and (ii) “Disability” means the absence of the Participant from her duties with the Company for 180 consecutive business days (or for 180 business days in any consecutive 365 days) as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or her legal representative.

(6)	SETTLEMENT OF RESTRICTED SHARE UNITS.

(a)	Upon each Vesting Date or other vesting event as specified in Sections (5) and (7), a number of shares of Common Stock equal to the number of Restricted Share Units with respect to which the Service conditions have been satisfied (or deemed satisfied) shall be delivered, free of all restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be. Such delivery in settlement of the vested Restricted Share Units shall be made promptly following each Vesting Date or vesting event and in no event later than thirty (30) days following the applicable Vesting Date or vesting event (each, a “Settlement Date”).

(b)	For the avoidance of doubt, there shall not be any election to defer any Restricted Share Units under this Agreement under Sections 11.08 or 11.09 of the Plan.

(7)	EFFECT OF CHANGE IN CONTROL. Upon a Change in Control, any conditions applicable to the Restricted Share Units, including the Service conditions, shall lapse and be deemed to have been satisfied in full, and the Restricted Period shall be deemed to have expired.

(8)	TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant’s beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements (if any), or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements (if any).

(9)	SECTION 409A. The Restricted Share Units granted hereunder are intended to comply with the requirements of Code Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Agreement will be administered and interpreted in all respects in accordance with Code Section 409A, including with respect to any defined terms used herein. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception and shall not be treated as deferred compensation subject to Code Section 409A. Each payment hereunder shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made hereunder that constitutes nonqualified deferred compensation subject to Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, (a) no payment or distribution under this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Participant’s termination of Service will be made to the Participant until the Participant’s termination of Service constitutes a “separation from service” within the meaning of Code Section 409A, and (b) to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant’s termination of Service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier).

(10)	MISCELLANEOUS.

(a)	No Right to Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan, nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant’s employment (as applicable) at any time.

(b)	Clawback. Subject to restrictions set forth in the Plan, if required by law, the Company may terminate this Agreement and require the Participant to reimburse to the Company an amount required by law.

(c)	Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Board, the Committee or the Company, at the principal office of the Company and, if to the Participant, at the Participant’s last known address as set forth in the books and records of the Company.

(d)	Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan. In the event of a conflict between this Agreement and the Plan, the terms of this Agreement shall govern.

(e)	Amendment. This Agreement may not be suspended, modified or amended, without the consent of the Participant, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or tax rules and regulations.

(f)	Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)	Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Restricted Share Units granted hereunder and supersede all prior agreements and understandings.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be an original and all of which together will be the same Agreement.

(i)	Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.